UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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NCI, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NCI, Inc.

11730 Plaza America Drive, Suite 700

Reston, Virginia 20190

April 30, 2012

Dear Fellow Stockholder:

You are invited to attend the NCI, Inc. Annual Meeting of Stockholders to be held on Wednesday, June 6, 2012 at 10:00 a.m., local time, at the Hyatt Regency, 1800 Presidents Street, Reston, Virginia 20190.

We have provided details of the business to be conducted at the meeting in the accompanying Notice of Annual Meeting of Stockholders, proxy statement, and form of proxy. We encourage you to read these materials, so you may be informed about the business to come before the meeting.

Your participation is important, regardless of the number of shares you own. In order for us to have an efficient meeting, please sign, date, and return the enclosed proxy card promptly in the accompanying reply envelope. You can find additional information concerning our voting procedures in the accompanying materials.

We look forward to seeing you at the meeting.

Sincerely,

Charles K. Narang

Chairman and Chief Executive Officer

NCI, INC.

11730 Plaza America Drive, Suite 700

Reston, Virginia 20190

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 6, 2012

You are invited to attend the NCI, Inc. Annual Meeting of Stockholders to be held on Wednesday, June 6, 2012 at 10:00 a.m., local time, at the Hyatt Regency, 1800 Presidents Street, Reston, Virginia 20190.

The matters proposed for consideration at the meeting are:

1.	To elect eight persons as directors of the Company, each to serve for a term of one year or until their respective successors shall have been duly elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of NCI, Inc. for the current year.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors has set April 9, 2012 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. A complete list of stockholders eligible to vote at the Annual Meeting will be made available for examination by our stockholders, for any purpose germane to the Annual Meeting, during the 10 days before the Annual Meeting during ordinary business hours at the principal executive office of the Company at the previously indicated address. We will also produce the stockholder list at the Annual Meeting, and you may inspect it at any time during the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Regardless of whether you expect to attend the Annual Meeting, your vote is important. To ensure your representation at the Annual Meeting, please sign and date the enclosed proxy card and return it promptly in the accompanying reply envelope, which requires no additional postage. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to ensure all your shares are voted. The accompanying proxy statement and form of proxy are first being sent or given to our stockholders on or about April 30, 2012.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON JUNE 6, 2012

The proxy statement and our 2011 annual report are also available at

http://materials.proxyvote.com/62886K.

By Order of the Board of Directors,

Michele R. Cappello

General Counsel and Corporate Secretary

Reston, Virginia

April 30, 2012

IT IS IMPORTANT THAT YOU COMPLETE AND RETURN

THE ENCLOSED PROXY CARD PROMPTLY

NCI, INC.

11730 Plaza America Drive, Suite 700

Reston, Virginia 20190

PROXY STATEMENT FOR

2012 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of NCI, Inc. (the Board) solicits the accompanying proxy to be voted at the 2012 Annual Meeting of Stockholders (the Annual Meeting) to be held on Wednesday, June 6, 2012 at 10:00 a.m., local time, at the Hyatt Regency, 1800 Presidents Street, Reston, Virginia 20190, and at any adjournments or postponements thereof. In this proxy statement, unless the context requires otherwise, when we refer to “we,” “us,” “our,” “the Company” or “NCI,” we are describing NCI, Inc.

This proxy statement, the accompanying Notice of Annual Meeting of Stockholders and the enclosed proxy card are first being sent or given to our stockholders on or about April 30, 2012. This proxy statement and our 2011 annual report are also available at http://materials.proxyvote.com/62886K.

PURPOSES OF THE MEETING

At the Annual Meeting, we will ask you to consider and act upon the following matters:

1.	To elect eight persons as directors of the Company, each to serve for a term of one year, or until their respective successors shall have been duly elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of NCI, Inc. for the current year.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

GENERAL INFORMATION

Record Date and Stockholders Entitled to Vote

Record Date. Our Board has fixed the close of business on April 9, 2012 as the record date (the Record Date) for purposes of determining stockholders entitled to receive notice of and to vote at the Annual Meeting. Only stockholders of record as of the Record Date will be entitled to vote at the Annual Meeting.

Our Common Stock. We have two classes of outstanding stock: our Class A Common Stock and Class B Common Stock. As of April 9, 2012 a total of 13,595,395 shares were outstanding: 8,895,395 shares of Class A Common Stock and 4,700,000 shares of Class B Common Stock. Holders of Class A Common Stock are entitled to one vote for each share of Class A Common Stock they hold on the Record Date. Holders of Class B Common Stock are entitled to 10 votes for each share of Class B Common Stock they hold on the Record Date.

Stockholder List. We will make a complete list of stockholders eligible to vote at the Annual Meeting available for examination during the 10 days before the Annual Meeting. During such time, you may visit us at our principal executive office at the previously indicated address during ordinary business hours to examine the stockholder list for any purpose germane to the Annual Meeting.

Voting Requirements and Other Matters

Quorum. The holders of a majority in voting power of the common stock entitled to vote at the Annual Meeting must be present, either in person or by proxy, to constitute a quorum for the transaction of business at the Annual Meeting. In accordance with Delaware law, we will count abstentions and broker non-votes for the purpose of establishing a quorum.

Broker Non-Votes. A broker non-vote occurs when a stockholder that owns shares in “street name” through a nominee (usually a bank or a broker) fails to provide the nominee with voting instructions, and the nominee does not have discretionary authority to vote the shares with respect to the matter to be voted on, or when the nominee otherwise fails to vote the shares.

How to Vote Your Shares. Your shares cannot be voted at the Annual Meeting unless you are present either in person or by proxy. If you vote by mail and return a completed, signed, and dated proxy card, your shares will be voted in accordance with your instructions. You may specify your choices by marking the appropriate box and following the other instructions on the proxy card. With respect to the election of directors, you may (i) vote “For” all the nominees or (ii) “Withhold Authority” with respect to some or all nominees. With respect to ratification of the appointment of Ernst & Young LLP to serve as the Company’s Independent Registered Public Accounting Firm for the year ended December 31, 2012, you may (i) vote “For” the proposal, (ii) vote “Against” the proposal, or (iii) “Abstain” from voting on the proposal. If you vote by mail and you return a proxy card that is unsigned, then your vote cannot be counted. If the returned proxy card is signed and dated, but you do not specify voting instructions, your shares will be voted in accordance with the Board’s recommendations.

Vote Required — Election of Directors. If a quorum is present, the eight nominees for director who receive the most votes cast at the Annual Meeting, either in person or by proxy, will be elected. As a result, abstentions and broker non-votes will not affect the outcome of the vote on this matter — they are treated as neither votes for nor votes against the election of directors.

Vote Required — Ratification of Independent Registered Public Accounting Firm. If a quorum is present, the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2012 will be voted on and will require at least a majority of the votes cast at the Annual Meeting, either in person or by proxy. Abstentions will have the same effect as a vote against this proposal, because abstentions on this proposal, although treated as present and entitled to vote for purposes of determining the total pool of votable shares, do not contribute to the affirmative votes that are needed to approve the proposal. Broker non-votes, however, are excluded from the pool of votable shares, and because they will be treated as unvoted for purposes of this proposal, will have the effect of neither a vote for nor a vote against the ratification of Ernst & Young LLP to serve as our independent registered public accounting firm.

Other Business at the Meeting. We are not aware of (and have not received any notice with respect to) any business to be transacted at the Annual Meeting other than as described in this proxy statement. If any other matters properly come before the Annual Meeting, Messrs. Charles K. Narang and Brian J. Clark, the named proxies, will vote the shares represented by proxies on such matters in accordance with their discretion and best judgment.

Ownership by Insiders. As of April 9, 2012 our directors and executive officers beneficially owned an aggregate of 5,629,217 shares of Class A Common Stock and Class B Common Stock (including shares of common stock that may be issued upon exercise of outstanding options that are currently exercisable or that may be exercised within 60 days after April 9, 2012), which constitutes approximately 40% of our outstanding common stock and 85% of the voting control of common stock entitled to vote at the Annual Meeting.

Tabulation of Votes. Ms. Maureen Crystal, our Vice President of Investor Relations, has been appointed Inspector of Elections for the Annual Meeting. Ms. Crystal will separately tabulate the affirmative votes, negative votes, abstentions, and broker non-votes with respect to each of the proposals.

Announcement of Voting Results. We will announce preliminary voting results at the Annual Meeting and within four business days of the Annual Meeting in a current report on Form 8-K that we will file with the Securities and Exchange Commission (SEC). To the extent the final results are not known and disclosed within four business days of the Annual Meeting, we will disclose the final results in an amended current report on Form 8-K that we will file with the SEC within four business days after such final results are known.

Revoking Your Proxy. If you execute a proxy pursuant to this solicitation, you may revoke it at any time before its exercise by doing any one of the following:

•	Delivering written notice to our Corporate Secretary, Ms. Michele R. Cappello, at our principal executive office.

•	Executing and delivering a proxy bearing a later date to our Corporate Secretary at our principal executive office.

•	Voting in person at the Annual Meeting.

To be effective, your notice or later-dated proxy must be received by our Corporate Secretary before the Annual Meeting, or the Inspector of Elections must receive it at the Annual Meeting before the vote. Please note, however, that your attendance at the Annual Meeting without further action on your part will not automatically revoke your proxy.

Solicitation. The Board is making this solicitation of proxies on our behalf. In addition to the solicitation of proxies by use of the mail, our officers and employees may solicit the return of proxies by personal interview, telephone, email, or facsimile. We will not pay additional compensation to our officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts.

We will request that brokerage houses and other custodians, nominees, and fiduciaries forward our solicitation materials to beneficial owners of our common stock that is registered in their names. We will bear all costs associated with preparing, assembling, printing, and mailing this proxy statement and the accompanying materials, the cost of forwarding our solicitation materials to the beneficial owners of our common stock, and all other costs of solicitation.

Householding of Proxy Materials. Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or the Company’s annual report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you call or write the Company at the following address or phone number: NCI, Inc., 11730 Plaza America Drive, Suite 700, Reston, Virginia 20190, phone: (703) 707-6900, Attention: Investor Relations. If you want to receive separate copies of the Company’s annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the preceding address and phone number.

Notice of Internet Availability

This proxy statement and our 2011 annual report are available at http://materials.proxyvote.com/62886K.

BENEFICIAL OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of April 9, 2012 by (i) each person or entity who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Class A Common Stock or Class B Common Stock, (ii) each director, (iii) each of the executive officers named in the Summary Compensation Table set forth under the caption “Executive Compensation” below and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his spouse) with respect to all shares of common stock listed as owned by such person or entity.

Unless otherwise indicated, the address of each person is c/o NCI, Inc., 11730 Plaza America Drive, Reston, Virginia 20190.

	Number of Shares		Percentage of Class
	Beneficially Owned (1)		Owned (%)		Percentage
	Class A	Class B	Class A	Class B	of Total
	Common	Common	Common	Common	Voting
Name of Beneficial Owner	Stock	Stock	Stock	Stock	Power
Charles K. Narang (2)	378,946	4,700,000	4.3%	100.0%	84.8%
Brian J. Clark (3)	41,750	—	*	—	*
Marco F. de Vito (4)	24,250	—	*	—	*
Michele R. Cappello (5)	82,573	—	*	—	*
Lucas J. Narel	—	—	*	—	*
James P. Allen (6)(7)	44,452	—	*	—	*
Terry W. Glasgow (8)	187,644	—	2.1	—	*
John E. Lawler (6)	37,193	—	*	—	*
Paul V. Lombardi (6)	29,193	—	*	—	*
J. Patrick McMahon (6)	33,023	—	*	—	*
Philip O. Nolan (9)	3,333	—	*	—	*
Stephen L. Waechter (10)	23,667	—	*	—	*
Daniel R. Young (6)(11)	43,193	—	*	—	*
All executive officers and directors as a group (13 persons)	929,217	4,700,000	10.0	100.0	85.1
Narang Family Trust and affiliates (12)	1,500,000	—	16.9	—	2.7
SunTrust Banks, Inc. (13)	1,378,946	—	15.5	—	2.5
Invesco Ltd. (14)	1,223,864	—	13.8	—	2.2
FMR LLC (15)	890,730	—	10.0	—	1.6
Ameriprise Financial, Inc. (16)	677,606	—	7.6	—	1.2
BlackRock, Inc. (17)	606,914	—	6.8	—	1.1

*	Less than 1%.
(1)	The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after April 9, 2012 through the exercise of any stock option, warrant, or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares.
(2)	Includes 378,946 shares of Class A Common Stock held in two Grantor Retained Annuity Trusts (GRAT), for which SunTrust Banks, Inc. is the trustee. Mr. Narang has shared investment power, but no voting power, over these shares. One-half of the total shares reported, 189,473 Class A shares are owned directly by the Chander K. Narang 2004 GRAT for the benefit of Charles K. Narang. One-half of the total shares reported, 189,473 Class A shares are owned directly by the Shashi K. Narang 2004 GRAT for the benefit of Shashi K. Narang, wife of Charles K. Narang.
(3)	Includes 18,750 shares of Class A Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 9, 2012. Includes 20,000 shares of Class A Common Stock which vests within 60 days of April 9, 2012.
(4)	Includes 8,750 shares of Class A Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 9, 2012.
(5)	Includes 82,473 shares of Class A Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 9, 2012.
(6)	Includes 25,193 shares of Class A Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 9, 2012.
(7)	Includes 3,000 shares held in a margin account.
(8)	Includes 176,644 shares of Class A Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 9, 2012.
(9)	Includes 3,333 shares of Class A Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 9, 2012.
(10)	Includes 18,667 shares of Class A Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 9, 2012.

(11)	Includes 13,000 shares held in a margin account.
(12)	Information based solely on a Schedule 13G/A dated March 29, 2012 and filed with the SEC. Includes 1,000,000 shares of Class A Common Stock owned of record by Narang Family Limited Partnership (NFLP). The general partner of NFLP is Narang Holdings LLC (NHLLC), the manager of which is Dinesh Bhugra. NHLLC and Mr. Bhugra have the power to direct the vote and to direct the disposition of investments owned by NFLP, including the Class A Common Stock, and thus may also be deemed to beneficially own the Class A Common Stock. Narang Family Trust (NFT) is the sole owner of NHLLC and, as such, NFT and its business trustee, Thomas C. Gaspard, have the power to remove Mr. Bhugra as manager and appoint any new manager of NHLLC, and thus may also be deemed to beneficially own the Class A Common Stock. The address of each of NFT, NHLLC and NFLP is c/o GenSpring Family Offices, 4445 Willard Avenue, Suite 1010, Chevy Chase, MD 20815. The address of Mr. Bhugra is 37 Baytree Road London SW25RR, United Kingdom. The address of Mr. Gaspard is 10305 Cutters Lane, Potomac, Maryland 20854. Mr. Narang does not have any beneficial ownership interest in these shares. Narang Holdings II, LLC (NHII) is the record holder of 500,000 shares of Class A stock. NHII is managed by Mr. Bhugra, who has the power to direct the vote and to direct the disposition of investments owned by NHII, including the share s of the Class A stock, and thus may also be deemed to beneficially own the 500,000 shares of Class A Stock owned by NHII. On February 16, 2012, 49.5% of the membership interests in NHII were transferred to each of the Rajiv Narang 2007 Irrevocable Trust u/t/a dated November 9, 2007 and the Sanjiv Narang 2007 Irrevocable Trust u/t/a dated November 9, 2007 (each a “Trust” and collectively, the “Trusts”). Individually, the trusts do not hold the requisite percentage of the membership interests in NHII necessary to remove the manager or appoint any new manager of NHII, and thus neither Trust is deemed to be the beneficial owner of the shares of Class A Stock owned by NHII. However, Mr. Gaspard, as the Business Advisor of each Trust, controls the 99.5% of the membership interest in NHII held by the trusts and has the power to remove the manager and appoint any new manager of NHII, and thus may be deemed to beneficially own the 500,000 shares of Class A stock owned by NHII.
(13)	Information based solely on a Schedule 13G/A dated February 8, 2012 and filed with the SEC. SunTrust Banks, Inc. (SunTrust) is the parent holding company of GenSpring Holdings, Inc. (GenSpring). Suntrust and GenSpring are deemed to be the beneficial owners of the 1,378,946 shares of our Class A Common Stock in the accounts of one or more of SunTrust’s subsidiaries and have sole power to vote 378,946 shares and sole power to dispose 1,378,946 shares of Class A Common Stock. SunTrust and its subsidiaries disclaim any beneficial interest in the shares reported. The address of SunTrust is 303 Peachtree Street, Suite 1500, Atlanta, GA 30308.
(14)	Information based solely on a Schedule 13G/A dated February 8, 2012 and filed with the SEC. Invesco Ltd. (Invesco) is deemed to be the beneficial owner of the shares of our Class A Common Stock in the accounts for which it serves as an investment advisor and has sole power to vote and dispose of 1,223,864 shares of our Class A Common Stock. The address of Invesco is 1555 Peachtree Street NE, Atlanta, GA 30309.
(15)	Information based solely on a Schedule 13G/A dated March 12, 2012, and filed with the SEC. FMR LLC (FMR) is deemed to be the beneficial owner of the shares of our Class A Common Stock in the accounts for which it serves as an investment advisor and has the sole power to dispose of 890,730 shares of our Class A Common Stock. The address of FMR is 82 Devonshire Street, Boston, MA 02109.
(16)	Information based solely on a Schedule 13G/A dated February 13, 2012 and filed with the SEC. Ameriprise Financial Inc. (AFI) is the parent holding company of Columbia Management Investment Advisors, LLC (Columbia), its investment advisor subsidiary. AFI and Columbia are deemed to be the beneficial owners of the shares of our Class A Common Stock in the accounts for which they serve as parent holding company and investment advisor, respectively, and have shared power to vote 399,204 shares and shared power to dispose of 677,606 shares of our Class A Common Stock. The address of AFI is 145 Ameriprise Financial Center, Minneapolis, MN 55474. The address of Columbia is 225 Franklin Street, Boston, MA 02110.
(17)

Information based solely on a Schedule 13G/A dated January 20, 2012 and filed with the SEC. BlackRock, Inc. (BlackRock) is deemed to be the beneficial owner of the shares of our Class A Common Stock in the accounts for which it serves as a parent holding company and has sole power to vote and dispose of 606,914 shares of our Class A Common Stock. The address of BlackRock is 40 East 52nd Street, New York, NY 10022.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides additional information as of December 31, 2011 regarding shares of our Class A Common Stock authorized for issuance under our equity compensation plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (a)	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity Compensation Plans Approved by Stockholders (1)	1,364,358	$18.14	923,758

Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	1,364,358	$18.14	923,758

(1)	Our only equity compensation plan is The Amended and Restated 2005 Performance Incentive Plan.

ELECTION OF DIRECTORS

(PROPOSAL 1)

General Information

During 2011, the Board held seven meetings. Our Board is currently composed of 10 members. Each current member’s term expires at the Annual Meeting (subject to the election and qualification of his successor, or his earlier death, resignation, or removal). Messrs. Glasgow and Waechter have declined to stand for re-election and the size of our Board will be reduced to eight members which is more in line with the current requirements of the the Company.

Upon the unanimous recommendation of the Nominating/Governance Committee, the Board has nominated each of the eight persons named below to serve as a director until the 2013 Annual Meeting of Stockholders (or until his successor has been duly elected and qualified, or until his earlier death, resignation, or removal). Each nominee is a current member of the Board, has agreed to stand for election and serve if elected, and has consented to be named in this proxy statement.

Substitute Nominees

If, at the time of or before the Annual Meeting, any nominee is unable to be a candidate when the election occurs, or otherwise declines to serve, the persons named as proxies may use the discretionary authority provided to them in the proxy to vote for a substitute nominee designated by the Board. At this time, we do not anticipate any nominee will be unable to be a candidate for election or will otherwise decline to serve.

Vacancies

Under our Amended and Restated Bylaws, the Board has the authority to fill any vacancies created by the resignation or a director, or to increase in the number of directors as the Board determines to be in the best interest of the Company. Any nominee so elected and appointed by the Board would hold office for the remainder of the term of office of all directors, which term expires annually at our annual meeting of stockholders.

Information Regarding the Nominees for Election as Directors

The name of each nominee for election as director, age, and certain additional information with respect to each nominee concerning his principal occupation, other affiliations, and business experience during the last five years, are set forth below.

Nominees for Election as Director

Name	Age	Director Since	Committees
Charles K. Narang	70	1989
Brian J. Clark	41	2012
James P. Allen	63	2004	Audit (Chair) and Compensation
John E. Lawler	62	2004	Nominating/Governance (Chair) and Audit
Paul V. Lombardi	70	2004	Compensation (Chair) and Audit
J. Patrick McMahon	70	2005	Nominating/Governance
Philip O. Nolan	53	2011	Compensation
Daniel R. Young	78	2005	Compensation and Nominating/Governance

Charles K. Narang founded our predecessor and wholly owned subsidiary, NCI Information Systems, Inc., during 1989 and has served as our Chairman and Chief Executive Officer since that time. Mr. Narang has more than 30 years of experience in corporate management and the analysis of large financial and information management systems for the Federal Government and Fortune 100 clients. Mr. Narang holds a Master’s degree in Industrial Engineering, a Master of Business Administration, and is a Certified Public Accountant licensed in the Commonwealth of Virginia.

Mr. Narang possesses particular knowledge and experience in providing information technology and professional services to the Federal Government that strengthen the Board’s collective qualifications, skills, and experience. His demonstrated capabilities in leading and guiding our Company through 20 years of substantial growth provide the Board with a key understanding of the Company, its culture, its personnel, and its strengths and weaknesses. These capabilities combined with his prior business, financial and managerial experience strengthen the Board’s collective qualifications, skills, and experience and make him ideally qualified to lead NCI’s Board.

Brian J. Clark has served as our President since January 2012 and was elected to our Board of Directors in February 2012. From April 2011 until December 2011, he served as our Executive Vice President, Chief Financial Officer and Treasurer. Mr. Clark previously served as the Executive Vice President, Chief Financial Officer and Treasurer of Stanley, Inc. (“Stanley”), a publicly-traded provider of information technology services and solutions to U.S. defense, intelligence, and federal civilian government agencies from 2006 until 2010, when Stanley was acquired by CGI Group, Inc. Prior to joining Stanley, he held various executive positions at Titan Corporation from 2001 to 2006, most recently as Vice President and Corporate Controller. Prior thereto he had been Titan’s Vice President of Strategic Transactions where he managed the company’s mergers and acquisitions program, as well as divestitures, equity joint ventures and other strategic transactions. From 1996 to 2001, he held various positions at Arthur Andersen LLP, a public accounting firm, most recently as a Senior Manager. From 1994 to 1996, he held various positions at Deloitte & Touche LLP, a public accounting firm, most recently as a senior staff accountant. Mr. Clark holds a B.S. degree in Accounting from Virginia Polytechnic Institute and State University and is a Certified Public Accountant.

Mr. Clark possesses particular knowledge and experience in providing financial and operational leadership to companies of our size and in our industry that provide information technology and professional services to the Federal Government. Mr. Clark’s background brings important capabilities to the Board, particularly in finance, capital markets, corporate development and compensation, which further strengthens the Board’s collective qualifications, skills, and experience.

James P. Allen has served on our Board of Directors since October 2004. Mr. Allen previously served as Executive Vice President and Chief Financial Officer of Global Defense Technology & Systems, Inc. (now known as Sotera Defense Solutions, Inc.), a provider of mission-critical systems and services to the national security agencies of the Federal Government, from May 2009 until September 2010. Previously, Mr. Allen served as the Senior Vice President and Chief Financial Officer of Veridian Corporation, a publicly traded Federal IT services contractor, from May 2000 until its sale to General Dynamics Corporation during August 2003. Before Veridian, he served as CFO for both GRC International, Inc. and CACI International Inc., both publicly traded companies in the Federal IT services sector.

Mr. Allen possesses particular knowledge and experience in providing financial leadership to companies of our size and in our industry that provide information technology and professional services to the Federal Government. Mr. Allen’s background brings an important capability to the Board, as well as the Audit Committee, and strengthens the Board’s collective qualifications, skills, and experience.

John E. Lawler has served on our Board of Directors since October 2004. Mr. Lawler is currently the CEO and Chairman of the Board of Sterling Wealth Management, Inc., a registered investment advisory firm and President of East West Financial Services, Inc., a diversified financial management, tax, and consulting firm. Before forming these companies, Mr. Lawler served in executive positions of two major Washington, D.C. public affairs and governmental relations firms, including Gray and Company, which he assisted in its IPO and served as its Chief Financial Officer. Mr. Lawler also served in top administrative positions of the U.S. House of Representatives, including Chief of the Office of Finance. Mr. Lawler currently serves on the Board of Trustees of two non-profit endowments.

Mr. Lawler’s experience has provided him with in-depth knowledge of Federal Government appropriations and legislative procedures that are key to our business. He also brings an understanding of investor relations, analyst reporting, and the perspective of the investment community. As President of East West Financial Services, Inc., he remains abreast of important governance matters for directors of public companies as well as a financial background that qualifies him as a designated financial expert. As a result of these and other professional experiences, Mr. Lawler possesses particular knowledge and experience that strengthen the Board’s collective qualifications, skills, and experience.

Paul V. Lombardi has served on our Board of Directors since October 2004. Mr. Lombardi served as President and Chief Executive Officer of DynCorp from 1997 until its sale to Computer Sciences Corporation (CSC) during 2003. Before his association with DynCorp, Mr. Lombardi was employed at PRC Inc. where he held a variety of executive-level positions, including Senior Vice President and General Manager of PRC’s Applied Management Group, which provided information technology and systems integration in the Federal IT services sector. Before entering the private sector, Mr. Lombardi had 17 years of public service in increasing higher executive positions in the Defense and Energy Departments.

Mr. Lombardi’s experiences as a CEO and senior executive at several government information technology and professional services companies which do business with the Federal Government provides relevant insight and a breadth of knowledge and experience that strengthen the Board’s collective qualifications, skills, and experience.

J. Patrick McMahon has served on our Board of Directors since January 2005. Mr. McMahon is a partner in the law firm of McMahon, Welch and Learned, PLLC where he practices corporate law with a primary focus on companies that offer information technology products and services to the Federal Government. Prior to this position, Mr. McMahon was an attorney at General Counsel, P.C. in McLean, Virginia. Before this position, Mr. McMahon served as a legislative attorney for the Secretary of Defense where he worked with the staffs of all the Uniformed Services and the staffs of the House and Senate Armed Services Committees. Mr. McMahon’s other Government service positions included: legislative attorney for the Secretary of the Navy; Navy Judge Advocate General’s Office; Administrative Law Division; and U.S. Marine Corps officer. Mr. McMahon previously served as the President and Director of Info4Sure, Inc., a privately held, federal information technology services company.

Mr. McMahon brings industry expertise in the legal field having advised many businesses throughout his career. In addition, he offers particular knowledge and experience in providing information technology and professional services to the Federal Government that strengthen the Board’s collective qualifications, skills, and experience.

Mr. Philip O. Nolan has served on our board since February 2011. Previously, Mr. Nolan was the Chairman and Chief Executive Officer of Stanley, Inc. (Stanley) a provider of information technology services and solutions to U.S. defense, intelligence, and federal civilian government agencies. Prior to joining Stanley in 1989, Mr. Nolan served on active duty in the U.S. Navy from 1981 to 1988, most recently as Deputy Program Manager for Weapons Integration for the Submarine Launched Cruise Missile Project. Mr. Nolan remained an active member of the U.S. Navy Reserve following his release from active duty until his retirement in December 2005. Mr. Nolan received a B.S. degree in physics from the U.S. Naval Academy, an M.S.E. degree in engineering management from the Catholic University of America and a J.D. degree from George Washington University. Mr. Nolan serves on the Board of Directors of Camber Corporation and as an outside director for Stratos Government Services, Inc. In addition, he is on the advisory boards of Pragmatics, Inc. and Blue Delta Management, LLC.

Mr. Nolan’s 21 years of service as a senior executive officer and 14-year tenure as President of Stanley, as well as his prior experience in the armed services, provides the Board of Directors a deep understanding and appreciation of our business and the customers we serve. His service to Stanley, together with the leadership positions he has maintained in our industry, provide him with valuable perspective on leadership and management challenges that face our company.

Daniel R. Young has served on our Board of Directors since January 2005. Mr. Young is currently Managing Partner of the Turnberry Group, an advisory practice to CEOs and other senior executives. He was the Vice Chairman and Chief Executive Officer of Federal Data Corporation (FDC) before retiring after having served the company in various executive capacities for 25 years. Before joining FDC, Mr. Young was an executive with Data Transmission Company and before that, he held various engineering, sales, and management positions at Texas Instruments, Inc. Mr. Young also served as an officer in the U.S. Navy. He is also a director of GTSI Corp.

Mr. Young brings to the Board extensive experience within our market sector spanning 25 years of managing and directing companies of similar and larger size. In addition, Mr. Young continues to be active in our market area and has significant insight into market activities and issues. Mr. Young’s senior executive background provides NCI with a broad range of expertise to include business strategy, execution and compensation industry practices. His background and experience strengthen the Board’s collective qualifications, skills, and experience.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES PREVIOUSLY NAMED.

Independence and Composition

The NASDAQ listing standards require that a majority of our Board be “independent” directors, as defined in the NASDAQ listing standards. The Board, upon the unanimous recommendation of the Nominating/Governance Committee, has determined that Messrs. Allen, Lawler, Lombardi, McMahon, Nolan, and Young, representing a majority of our Board, are “independent” as defined in the NASDAQ listing standards. The Board made its determination based on information furnished by all directors regarding their relationships with the Company and third parties as well as research conducted by management. In addition, the Nominating/Governance Committee consulted with our General Counsel to ensure that the Board’s determination would be consistent with all relevant securities laws and regulations, as well as the NASDAQ listing standards.

Stockholder Communication with the Board

We believe that it is important for our stockholders to be able to communicate their concerns to our Board. Stockholders may correspond with any director, committee member, or the Board of Directors generally by writing to the following address: NCI, Inc., 11730 Plaza America Drive, Suite 700, Reston, Virginia 20190, Attention: Ms. Michele R. Cappello, Corporate Secretary. Please specify to whom your correspondence should be directed. Our Corporate Secretary has been instructed to promptly forward all correspondences to the relevant director, committee member, or the full Board of Directors, as indicated in your correspondence.

Director Attendance at Annual Meeting of Stockholders

We invite all our directors to attend our annual meeting of stockholders, and we strongly encourage them all to do so. All our directors serving at the time of the 2011 Annual Meeting of Stockholders were in attendance.

Code of Ethics

During January 2008, we updated our Code of Ethics, which sets forth the policies composing our code of conduct. Our policies satisfy the SEC’s requirements for a “code of ethics” applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, and persons performing similar functions, as well as NASDAQ’s requirements for a code of conduct applicable to all directors, officers, and employees. Among other principles, our Code of Ethics includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with (and reporting violations of) such standards. A copy of our Code of Ethics is available on the “About Us” page on our website, www.nciinc.com, and in print to any stockholder who requests it. We are required to disclose any amendment to, or waiver from, a provision of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. We intend to use our website as a method of disseminating this disclosure, as permitted by applicable SEC rules.

The Board’s Role in Risk Oversight

The Board of Directors has oversight responsibility of the processes established by management to report and monitor systems for material risks applicable to the Company. In addition, the Board considers the risks inherent in NCI’s corporate strategy and offers insight to management relating to enterprise risk. At Board meetings, the Board considers strategic risks and opportunities as well as risks to the Company’s reputation and reviews risks related to the sustainability of its operations. The Board regularly receives reports from its committees which include risk oversight in their areas of responsibility. Presentations from the President, CFO, and General Counsel, as well as operational mangers, are reviewed and areas of risk are discussed. It is management’s responsibility to manage risk and bring to the Board of Directors’ attention the most material risks to the Company. The Audit Committee also regularly reviews risks associated with treasury (insurance, credit, and debt), financial reporting and accounting, legal, compliance, information technology security, and other risk areas. The Compensation Committee considers risks related to the attraction and retention of employees and risks relating to the design of compensation programs and arrangements. The Compensation Committee also reviews compensation and benefits plans affecting employees in addition to those applicable to executive officers. The Nominating/Governance Committee, as part of its regular meeting, reviews ethics compliance, and director qualifications as a means of monitoring enterprise risk associated with those areas.

Board Leadership Structure

Mr. Narang is our Chairman and Chief Executive Officer. Mr. Narang founded the Company over 20 years ago and has built the Company to over 2,000 employees. Mr. Narang has approximately 37% economic ownership of the Company and approximately 85% voting ownership of Company. The Board continues to believe that Mr. Narang is the best person to continue leading the Company for the foreseeable future.

The lead independent director position is determined by the issues to be discussed by the independent members of the Board and is lead by the relevant Committee Chairman. Independent members of the Board met in executive session five times during 2011. Mr. Lawler, as Chairman of the Nominating /Governance Committee, was the lead director during these executive sessions.

Attendance at Board and Committee Meetings

It is the Company’s policy to encourage all directors to attend in person or, if not possible, via teleconference where feasible, all Board of Directors and Committee meetings. Nevertheless, the Company recognizes that this may not always be possible due to conflicting personal or professional commitments. The Board held seven meetings during 2011.

Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating/Governance Committee. Upon the unanimous recommendation of the Nominating/Governance Committee, the Board has determined that each member of all our Committees are independent as director independence is specifically defined with respect to such members under the NASDAQ listing standards and applicable SEC rules and regulations. Copies of the charters for the Audit Committee, Compensation Committee, and Nominating/Governance Committee are available both at the “Investors” section of the Company’s website located at www.nciinc.com under “Governance” and in print to any stockholder who requests them.

Audit Committee. The Audit Committee, which consists of Messrs. Allen (chairman), Lombardi, and Lawler, reviews the professional services provided by our independent registered public accounting firm, the independence of our independent registered public accounting firm from our management, our annual and quarterly financial statements, and our system of internal control over financial reporting. The Audit Committee also reviews other matters with respect to our accounting, auditing, and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. Upon the unanimous recommendation of the Nominating/Governance Committee, our Board has determined Mr. Allen qualifies as an “audit committee financial expert” as defined in applicable SEC rules and regulations. The Audit Committee held five meetings during 2011.

Nominating/Governance Committee. The Nominating/Governance Committee, which consists of Messrs. Lawler (chairman), McMahon, and Young, oversees all aspects of our corporate governance functions; makes recommendations to the Board regarding corporate governance issues; identifies, reviews, and evaluates candidates to serve as directors; and makes such other recommendations to the board regarding affairs relating to our directors. The Nominating/Governance Committee held four meeting during 2011.

Our Nominating/Governance Committee endeavors to identify individuals to serve on the Board who have expertise that is useful to us and complementary to the background, skills, and experience of other Board members. The Nominating/Governance Committee’s consideration of candidates for membership on the Board may include such factors as (a) the skills of each member of the Board, including each director’s business and management experience, accounting experience, and understanding of corporate governance regulations and public policy matters; (b) the characteristics of each member of the Board, which may include leadership abilities, sound business judgment, and independence; and (c) the general composition of the Board, which may include public company experience of the directors. The principal qualification for a director is the ability to act in the best interests of the Company and its stockholders. Each of the candidates for director named in this proxy statement have been recommended by the Nominating/Governance Committee and approved by the Board of Directors for inclusion on the attached proxy card.

Board Diversity. The Company does not have a specific policy on diversity relating to the selection of nominees for the Board, but the Board believes that while diversity and a variety of experiences and viewpoints represented on the Board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, color, gender, national origin, sexual orientation, or identity. In selecting a director nominee, the Nominating/Governance Committee focuses on diversity in the broadest sense, considering, among other things, skills, expertise, or background that would complement the existing board, recognizing that the Company’s businesses and operations are unique and focused on the information technology and professional services to the Federal Government.

The Nominating/Governance Committee also considers director nominees recommended by stockholders. See the section of this proxy statement titled, “Deadline for Stockholder Proposals,” for a description of how stockholders desiring to make nominations for directors and/or to bring a proper subject before a meeting should do so. The Nominating/Governance Committee evaluates director candidates recommended by stockholders in the same manner as it evaluates director candidates recommended by our directors, management, or employees.

Compensation Committee

General. The Compensation Committee presently consists of Messrs. Lombardi (chairman), Allen, Nolan, and Young. The Compensation Committee held three meetings during 2011. The Compensation Committee typically meets with the Chief Executive Officer and the President and, where appropriate, the General Counsel and other members of management. The Compensation Committee also regularly meets in executive session without management. From time to time, the Committee engages outside consultants who are compensation experts in peer-group company compensation trends. When determining executive compensation, the Compensation Committee typically reviews the following materials, among others:

•	Financial reports on year-to-date performance versus budget and compared to prior year performance.

•	Calculations and reports on levels of achievement of individual and corporate performance objectives.

•	Reports on NCI’s strategic objectives and budget for future periods.

•	Information on the executive officers’ stock ownership and option holdings.

•	Peer companies’ information regarding compensation programs and compensation levels.

These materials may also be reviewed during regular Board of Directors meetings.

Role of the Compensation Committee. The Compensation Committee is responsible for (i) overseeing the determination, implementation, and administration of the remuneration (including compensation, benefits, bonuses, and perquisites) of all directors and executive officers of the Company, (ii) reviewing equity compensation to be paid to other Company employees, and (iii) administering the Company’s stock-based compensation plans. Our compensation program and policies are designed to help us attract, motivate, and retain executives of outstanding ability to maximize return to stockholders.

Management’s Role in the Compensation-Setting Process. Management plays a significant role in the compensation-setting process. The most significant aspects of management’s role are:

•	Evaluating employee performance;

•	Establishing business performance targets and objectives; and

•	Recommending salary levels and option awards.

The Chief Executive Officer works with the Compensation Committee Chair in establishing the agenda for Compensation Committee meetings. Management also prepares meeting information for each Compensation Committee meeting. The Chief Executive Officer also participates in Compensation Committee meetings at the Compensation Committee’s request to provide:

•	Background information regarding NCI’s strategic objectives;

•	His evaluation of the performance of the senior executive officers; and

•	Compensation recommendations as to senior executive officers (other than himself).

Delegation of Authority. Although our Chief Executive Officer may recommend to the Compensation Committee awards to our executive officers, the Compensation Committee approves the grant of all awards to executive officers under the Company’s Amended and Restated 2005 Performance Incentive Plan (the Plan). However, annually, the Compensation Committee allocates a pool of stock options and delegates to management the right to grant stock options from the pool to non-executive employees based on specific guidelines for recruitment, performance incentive, and retention purposes (the “Stock Option Allocation Guidelines” for non-executives). Any option grants that fall outside the Stock Option Allocation Guidelines must be approved by the Compensation Committee.

Compensation Committee Interlocks and Insider Participation. No members of our Compensation Committee during fiscal year 2011 were officers or employees of the Company or former officers of the Company and no members of our Compensation Committee had any relationship with the Company during fiscal year 2011 requiring disclosure as a related party transaction under the SEC’s rules.

None of our executive officers in fiscal year 2011 served as a director or member of the compensation committee (or other board committee performing equivalent functions) of any other entity which had an executive officer serving as one of our directors or a member of our Compensation Committee.

EXECUTIVE OFFICERS

Charles K. Narang, 70, founded our predecessor and wholly owned subsidiary, NCI Information Systems, Inc., during 1989 and has served as our Chairman and Chief Executive Officer since that time. Mr. Narang is our Principal Executive Officer. Mr. Narang has more than 30 years of experience in corporate management and the analysis of large financial and information management systems for the Federal Government and Fortune 100 clients. He holds a Master’s degree in Industrial Engineering, a Master of Business Administration, and is a Certified Public Accountant licensed in the Commonwealth of Virginia.

Brian J. Clark, 41, joined us in April 2011 as our Executive Vice President, Chief Financial Officer and Treasurer, until he was promoted to President effective January 1, 2012. Prior to joining NCI, Mr. Clark served as the Executive Vice President, Chief Financial Officer and Treasurer of Stanley, Inc. (“Stanley”), a publicly-traded provider of information technology services and solutions to U.S. defense, intelligence, and federal civilian government agencies from 2006 until 2010, when Stanley was acquired by CGI Group, Inc. Prior to joining Stanley, he held various executive positions at Titan Corporation from 2001 to 2006, most recently as Vice President and Corporate Controller. Prior thereto he had been Titan’s Vice President of Strategic Transactions where he managed the company’s mergers and acquisitions program, as well as divestitures, equity joint ventures and other strategic transactions. From 1996 to 2001, he held various positions at Arthur Andersen LLP, a public accounting firm, most recently as a Senior Manager. From 1994 to 1996, he held various positions at Deloitte & Touche LLP, a public accounting firm, most recently as a senior staff accountant. Mr. Clark holds a B.S. degree in Accounting from Virginia Polytechnic Institute and State University and is a Certified Public Accountant.

Marco F. de Vito, 57, joined us in May 2011 as our Senior Vice President of Corporate Development and was named our Chief Operating Officer in August 2011. From 2009 until joining NCI, Mr. de Vito was the Chief Operating Officer at CRGT, a $100 million systems integrator. From 1991 until 2009, Mr. de Vito worked for Computer Sciences Corporation in various roles, lastly as the Vice President and General Manager of the Joint Defense Integrated Solutions unit from 1996 until 2009.

Michele R. Cappello, 61, joined NCI in August 1997. From August 1997 until February 2009, she held the position of Vice President and General Counsel. In 2009, she was promoted to Senior Vice President and General Counsel and serves in that capacity to the present. In addition, she is the corporate secretary. Ms. Cappello has more than 25 years of experience in Government contract procurement and is responsible for all legal, contractual, and purchasing matters for the corporation. Before joining NCI, Ms. Cappello spent 10 years as in-house Counsel to Network Solutions, Inc. and its spin-off company, Netcom Solutions International, as well as positions with Boeing Computer Systems and Computer Data Systems, Inc. Ms. Cappello received her JD from George Mason University School of Law.

Lucas J. Narel, 37, joined NCI in December 2011. Effective January 2012, Mr. Narel became our Executive Vice President, Chief Financial Officer and Treasurer. From August 2010 until December 2011, Mr. Narel served as vice president of finance for CGI Federal, a $1.2 billion government information technology contractor and wholly-owned subsidiary of CGI Group, overseeing accounting, budgeting and financial operations, as well as the financial integration of CGI’s $1.1 billion acquisition of Stanley, Inc. in August 2010. Prior to CGI’s acquisition of Stanley, Mr. Narel was vice president and corporate controller for Stanley. Mr. Narel holds a B.S. degree in Finance from Virginia Polytechnic Institute and State University and a Masters in Business Administration from American University.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The Audit Committee of the Company’s Board of Directors is composed of Messrs. Allen, Lawler, and Lombardi. Upon the unanimous recommendation of the Nominating/Governance Committee, the Board has determined that each member of our Audit Committee is “independent” as defined under the NASDAQ listing standards and applicable SEC rules and regulations. Upon the unanimous recommendation of the Nominating/Governance Committee, our Board has also determined that each director meets the audit committee composition requirements in the NASDAQ listing standards and that Mr. Allen qualifies as an “audit committee financial expert” as defined in applicable SEC rules and regulations.

In accordance with a written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for overseeing the quality and integrity of the NCI, Inc. financial reporting processes. The Audit Committee reviews and reassesses the adequacy of the charter on a regular basis, and at least annually. The Audit Committee Charter is available both at the “Investors” section of the Company’s website located at www.nciinc.com and in print to any stockholder who requests it.

Management is responsible for the Company’s internal control over financial reporting and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles and issuing a report on those consolidated financial statements and issuing a report on internal controls over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes. In fulfilling its responsibilities set forth in the Audit Committee Charter, the Committee has accomplished, among other things, the following:

•	It has reviewed and discussed the audited financial statements for 2011 with management and the Company’s independent registered public accounting firm, Ernst & Young LLP.

•

It has discussed with Ernst & Young LLP, the matters required to be discussed by Statements on Auditing Standards No. 61, Communications with Audit Committees (SAS 61), as amended and adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.

•

It has received from Ernst & Young LLP, written disclosures and the letter required by applicable PCAOB rules regarding the Ernst & Young LLP’s communications with the Audit Committee concerning independence.

•	It has discussed with Ernst & Young LLP its independence from us.

Based on its discussions with management and Ernst & Young LLP, and its review of the representations and information provided by management and Ernst & Young LLP, the Audit Committee recommended to the Company’s Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

Dated as of April 30, 2012

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

James P. Allen, Chairman

John E. Lawler

Paul V. Lombardi

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis addresses the following topics:

•	Our compensation objectives and elements of executive compensation;

•	Our compensation-setting process;

•	Components of our executive compensation program; and

•	Our compensation decisions for 2011 and base salary compensation for 2012.

In this “Compensation Discussion and Analysis” section, the term “Committee” refers to the Compensation Committee of NCI’s Board of Directors.

Compensation Objectives and Elements of Executive Compensation

The primary objectives of our executive compensation program are to:

•	Provide total compensation opportunities that are competitive with opportunities provided to executives of comparable companies at comparable levels of performance;

•	Ensure that our executives’ total compensation levels vary based on both our short-term financial performance and growth in stockholder value over time;

•	Focus and motivate executives on the achievement of defined objectives; and

•	Reward executives in accordance with their relative contributions to achieving strategic milestones and upholding key mission-related objectives.

In designing and administering our executive compensation program, we attempt to strike an appropriate balance among these objectives. At present, the Board of Directors does not prescribe any stock ownership guidelines for our executive officers.

The Board, through the Compensation Committee, annually revisits the manner in which it implements our compensation policies in connection with executive staff. Our policies will continue to be designed to align the interests of our executives and senior staff with the long-term interests of the stockholders. Our executive compensation programs consist of three principal elements:

•	Base salary compensation;

•	Short-term incentive compensation (consisting of cash under the Incentive Compensation Program (ICP) and additional cash bonuses); and

•	Long-term incentive compensation (consisting of equity-based awards under the ICP).

Executive officers also receive certain benefits and other perquisites.

The Compensation Committee Process

Annual Evaluation

During 2011, we made several significant changes to the executive management team. In April 2011, Mr. Brian J. Clark was named our Executive Vice President, Chief Financial Officer, and Treasurer. In May 2011, Mr. Marco F. de Vito joined us a Senior Vice President for Corporate Development. In August 2011, we announced three changes to the executive team: (1) Mr. Glasgow announced his retirement from the office of President effective December 31, 2011; (2) Mr. Clark was named President effective January 1, 2012; and (3) Mr. de Vito was promoted to his current position as Chief Operating Officer and became a named executive officer. In December 2011, we announced that Mr. Lucas J. Narel would join us as Executive Vice President, Chief Financial Officer, and Treasurer effective January 1, 2012.

The Committee meets in executive session each year to evaluate the performance of the named executive officers, determine their annual awards under the ICP and additional cash bonuses for the prior year, establish their annual performance objectives for the current year, set their base salaries for the current year (effective February 1), and consider and approve any grants to them of equity incentive compensation.

Although substantially all compensation decisions are generally made in the first quarter of each fiscal year, our compensation-planning process neither begins nor ends with any particular Committee meeting. Compensation decisions are designed to promote our fundamental business objectives and strategy. Business and succession planning, evaluating management performance, and considering the business environment are year-round processes.

During the first quarter of 2012, the Compensation Committee engaged Mercer, LLC (a contracted Human Resources Consulting firm) to review the compensation of named executive officers, as compared with peer companies of similar size and business to ours. Mercer briefed the Compensation Committee on its findings, and the following determinations were made:

Based upon an analysis of similarly sized peer companies, the Compensation Committee determined that, after making certain adjustments for promotions and other factors, the base salaries and other compensation of the named executive officers were in line with the base salaries and total compensation of comparable companies.

The Compensation Committee also determined that the nature, amounts, and duration of the Company’s change in control agreements with certain key executives were comparable to those at peer companies. During March 2012, the Company executed executive change in control agreements with Mr. Clark, Mr. de Vito, Ms. Cappello, and Mr. Narel.

In addition, Mercer also provides other services related to our various healthcare plans and related benefits. Mercer was paid approximately $80,000 for services rendered in 2011 and the review of executive compensation as detailed above.

The Compensation Committee reviewed a peer group analysis, as well as information on the current economic environment on executive compensation. The Committee determined that the Company was in line with peer trends as far as compensation type and amounts, and that the current economic environment was considered and the committee acted accordingly.

Most Recent Stockholder Advisory Vote on Executive Compensation. In June 2011, our stockholders cast an advisory vote on the Company’s executive compensation decisions and policies as disclosed in the proxy statement issued by the Company in April 2011. Approximately 99 percent of the Company’s outstanding shares were voted in support of the compensation decisions and policies as disclosed. The Compensation Committee considered this result an endorsement of the Company’s compensation policies and practices and determined that it was not necessary at this time to make any material changes to those policies and practices in response to the advisory vote.

Performance Objectives

Generally, our process begins with establishing individual and corporate performance objectives for senior executive officers in the first quarter of each year. However during 2011, we had several new additions to the executive management team and the Company experienced a challenging year in terms of financial performance. To maintain the proper incentives, the Compensation Committee engaged in an active dialog with the Chief Executive Officer and Chief Financial Officer concerning strategic objectives and performance targets throughout 2011. With this in mind, the original financial measures determined during the first quarter of 2011 were not used to determine the majority of the short term incentive bonuses paid for 2011.

Certain members of senior management, including the named executive officers, are incentivized to reach certain financial milestones such as revenue, earnings per share, days sales outstanding, and other financial measures. Presently, we do not have a “claw back” policy for financial bonuses other than that imposed by Section 304 of the Sarbanes-Oxley Act. The claw back feature of Section 304 of the Sarbanes-Oxley Act is limited to the chief executive and chief financial officers and is based on misconduct that results in material noncompliance by the issuer with the financial reporting requirements of the federal securities laws. We believe we have sufficient financial policies and procedures in place to prevent situations where a claw back policy would be necessary.

We have determined that it is not reasonably likely that our compensation and benefit plans would have a material adverse effect on the Company. The Company has reached its conclusion using benchmarking against peer companies executives to ensure the Company’s compensation policies and practices are in line with those peer companies. The Company also does not base executive compensation solely on one financial criterion, such as earnings per share, but on several critical success factors so as to not place all of management’s focus on achieving a single financial objective. The financial targets are all Company-wide objectives which limit the ability of a single person to influence individual or corporate wide incentive payouts. Thus the Company mitigates potential short-term excessive risk taking and aligns executives’ compensation with increasing long-term shareholder value.

Benchmarking

While we recognize that our compensation practices must be competitive in the marketplace, and that benchmarking is one of many factors that we consider in assessing the reasonableness of compensation, we do not believe that it is appropriate to establish compensation levels based entirely on benchmarking. For purposes of reviewing pay practices, we have used the following companies to constitute our peer group: Agilysys, Inc., Datalink Corp., Dynamics Research Corporation, HEICO Corporation, ICF International, Inc., KEYW Holding Corp., Kratos Defense & Security Solutions, Inc., MAXIMUS, Inc., Syntel, Inc., Telecommunications Systems, Inc., Tyler Technologies Inc., and VSE Corporation. We gather this information from the most recent public documents and filings. We also evaluate our pay practices against various salary surveys.

Tax and Accounting Considerations

We select and implement the elements of compensation for their ability to help us achieve the objectives of our compensation program and not based on any unique or preferential financial accounting or tax treatment. However, when awarding compensation, the Committee is mindful of the level of earnings per share dilution and accounting impact that will be caused as a result of the compensation expense related to the Committee’s actions. In addition, Section 162(m) of the Internal Revenue Code provides that public companies cannot deduct non-performance-based compensation paid during any taxable year to the Chief Executive Officer, Chief Financial Officer, and any of the three other most highly compensated executive officers, in excess of $1 million per year. This provision excludes certain forms of “performance-based compensation” from the compensation taken into account for purposes of the limit. We have not adopted a policy requiring that all compensation be deductible and expect that we may pay compensation that is not deductible when necessary to achieve our compensation objectives. For example, awards under the discretionary individual performance metric of our Short-Term Incentive Compensation Plan would not be eligible for deduction if the $1 million limit for any affected executive were to be exceeded, which we do not currently believe to be the case. We consider the consequences of Section 162(m) when determining executive compensation and believe that we have structured our current compensation programs in a manner to allow us to fully deduct executive compensation under Section 162(m) of the Internal Revenue Code, although this result cannot be assured. The Board will continue to assess the impact of Section 162(m) of the Internal Revenue Code on its compensation practices and determine what further action, if any, is appropriate.

Components of our Executive Compensation

Base Salary Compensation

Our base salary compensation, which consists of salary, is a market-based plan referencing our peer group to ensure competitive pay levels. Base salary compensation is reviewed no less than annually. We consider the year-to-year rate increases to be in line with industry standards and the broad economic conditions of the country.

Short-Term Incentive Compensation

Our compensation philosophy emphasizes incentive pay to leverage both individual and organizational performance. Our short-term incentive compensation program, which consists of cash bonuses, rewards achievement of primarily annual organizational, business unit, and individual objectives. In addition, we may also use discretionary cash bonuses as part of our executive compensation program. These discretionary awards are usually tied to extraordinary performance during the period.

Long-Term Incentive Compensation

Our long-term incentive compensation program, which consists of awards under the Plan, is designed to reward executives and other employees for long-term growth consistent with Company performance and stockholder return and is not specifically tied to a particular period of performance. The ultimate value of the long-term incentive compensation awards is dependent upon the actual performance of our stock price over time. The Compensation Committee must review and approve all award grants to the executive officers. When making grants under the Plan, the Committee takes into account the potential dilution to which our stockholders are exposed by reviewing our option overhang. Option overhang, which is represented in percentage form, is calculated as stock options granted plus the remaining options that have yet to be granted under the Plan divided by our total shares outstanding.

Our Compensation Decisions for 2011 and Base Salary Compensation for 2012

This section describes the compensation decisions that we made with respect to the named executive officers for 2011 and during the first quarter of 2012.

Executive Summary

During 2011, we applied the compensation principles described above in determining the compensation of our named executive officers.

In summary, the compensation decisions made during 2011 and the first quarter of 2012 for the named executive officers were as follows:

•	We increased base salaries for certain named executive officers.

•	Short-term incentive compensation represented approximately 18% of the cash compensation paid to the named executive officers for 2011.

•	We granted restricted stock and stock options during 2011 and during the first quarter of 2012 as a long-term and retention incentive to Mr. Clark, Mr. de Vito, and Ms. Cappello.

We believe that these decisions:

•	Are consistent with our core compensation principles,

•	Reinforce our pay-for-performance culture,

•	Promote the interests of long-term stockholders, and

•	Are reasonable and responsible, and within the average of the industry peer group.

Base Salary Compensation

The Chief Executive Officer presents to the Committee recommendations for base salary adjustments for the named executive officers (other than himself). Individual adjustments are reviewed and approved by the Compensation Committee based upon individual achievement and contribution. In addition, the Compensation Committee reviews peer company data for executive compensation, which it uses in determining the appropriate cash and total executive compensation. Base salaries for our named executive officers are adjusted annually as of February 1.

The following table sets forth recent base salary information for our named executive officers:

Name	2012 Base Salary (Feb. 1, 2012 to Jan. 31, 2013)	2011 Base Salary (Feb. 1, 2011 to Jan. 31, 2012)	Percentage Increase
Charles K. Narang	$550,000	$550,213	—%
Brian J. Clark (1)	450,000	370,000	21.6
Marco F. de Vito (2)	350,000	300,000	16.7
Michele R. Cappello	280,000	270,117	3.7

(1)	Mr. Clark joined us April 15, 2011 as our Executive Vice President, Chief Financial Officer, and Treasurer. On January 1, 2012, Mr. Clark was promoted to President.
(2)	Mr. de Vito joined us May 9, 2011 as our Senior Vice President of Corporate Development. On August 3, 2011, Mr. de Vito was promoted to Chief Operating Officer.

In setting these base salaries, we considered:

•	The compensation philosophy and guiding principles described above;

•	Experience and industry knowledge of the named executive officers and the quality and effectiveness of their leadership at the Company;

•	All the components of executive compensation, including base salary, cash bonuses, restricted stock, stock options, and benefits and perquisites;

•	Mix of performance pay to total compensation;

•	Internal pay equity among named and other NCI senior executives; and

•	Base salary paid to the officers in comparable positions at peer group companies.

Short-Term Incentive Compensation

Incentive Compensation Plan

The Compensation Committee is responsible for approving bonus awards recommended to it for the Chief Executive Officer, the other named executive officers and for approving the total actual bonus pool. Bonus awards for 2011 were reviewed and approved by the Compensation Committee in its meetings during the first quarter of 2012, and bonus payments were made during March 2012. The payouts under the Short-Term Incentive Compensation Plan (the ICP) are determined by the Company’s performance related to the following factors: revenue, earnings per share, and days sales outstanding.

The table below illustrates the potential cash incentive award payable, which we refer to as the ICP award potential, at each performance level (i.e., threshold, target or maximum) as a percentage of 2011 base salary for each named executive officer:

Name	Threshold Performance	Target Performance	Maximum Performance
Charles K. Narang	12.5%	125.0%	162.5%
Brian J. Clark	7.5	75.0	112.5
Marco F. de Vito	6.0	60.0	78.0
Michele R. Cappello	5.0	50.0	65.0

ICP award potential is a reflection of the achievement, at threshold, target, or maximum performance levels, within each of the Company performance measures. Generally, the ICP payments will be scaled linearly by the Committee if the performance level falls between the threshold and target or target and maximum performance levels.

The table below illustrates the performance levels the Compensation Committee set for 2011.

	Threshold	Target	Maximum
Revenue (in millions)	$620.0	$665.0	$710.0
Earnings per Share	$1.70	$1.75	$1.85
Days Sales Outstanding	74	72	70

The Compensation Committee determined:

•	The Company did not meet threshold revenue performance.

•	The Company did not meet threshold earnings per share performance, and

•	The Company met threshold days sales outstanding performance.

The performance measures for each named executive officer were weighed according to the following schedule as a percentage of 2011 base salaries:

	Revenue	Earnings per Share	Days Sales Outstanding
Charles K. Narang	40%	50%	10%
Brian J. Clark	40%	50%	10%
Marco F. de Vito	40%	50%	10%
Michele R. Cappello	40%	50%	10%

Based on the achievements outlined above, the Compensation Committee approved the following management performance incentive payments based on 2011 results:

Name	Percentage of Base Salary	Amount
Charles K. Narang	7%	$40,000
Brian J. Clark	4%	9,539
Marco F. de Vito	3%	5,569
Michele R. Cappello	3%	7,428

Other Short-Term Compensation

Cash Bonuses

The Compensation Committee awarded cash bonuses to certain named executive officers for exceptional personal performance during 2011. The cash bonuses for Mr. Clark, Mr. de Vito, and Ms. Cappello were primarily for actions taken to stabilize the Company and to position the Company for growth and for exceptional personal performance. In the case of Messrs. Clark and de Vito, both executives joined the Company in the second quarter of the Company’s fiscal year and did not participate in the Company’s annual budgeting process or participate in the formulation of the targets under the Company’s ICP, which were substantially unachievable at the time that each executive joined the Company. Additionally, in the third quarter of 2011, both Messrs. Clark and de Vito began transitioning into their new roles as President and Chief Operating Officer, respectively. Following the completion of the Company’s fiscal year, the Compensation Committee reviewed the contributions of each executive and determined that significant structural and operational objectives had been achieved, and the amounts below were determined to be fair and reasonable and commensurate with the efforts put forth and results achieved. In the case of Ms. Cappello, the Committee determined that her performance with respect to unforeseen contract-award protests and successful resolution of material gain and loss contingencies warranted consideration beyond what was contained in the ICP. In recognition thereof, the Committee awarded Ms. Cappello the amount in the table below as additional cash bonus.

Name	Additional Cash Bonuses
Charles K. Narang	$—
Brian J. Clark	140,461
Marco F. de Vito	94,431
Michele R. Cappello	67,572

Acquisition Bonus Plan

The Compensation Committee approved the Acquisition Incentive Bonus Plan (ABP) during 2007. The ABP is designed to provide cash incentive awards to the named executive officers and other employees involved with the Mergers and Acquisition (M&A) process. The Chief Executive Officer is responsible for recommending to the Committee any cash incentives under the ABP to the named executive officers other than himself.

Recommendations are based on the level of involvement in the M&A process, the amount of time and effort expended in addition to day-to-day duties, and the size and complexity of the transaction. A bonus pool is created for all completed transactions and will be paid out in two installments. The initial bonus pool will be calculated as 0.25% of the acquisition target’s trailing 12-month revenue (TTM) at the time of acquisition. Initial bonus pool payments will typically be paid within 60 days of closing. A profit-based bonus pool will be calculated six months after the acquisition closing as 2.5% of the acquisition target’s adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) for the six months following the close. Adjustments to EBITDA will be for unusual or non-recurring expenses related to the transaction, which occur during the six months following the transaction. Profit-based bonus pool payments will typically be paid within 60 days after the date that is six months following closing of the acquisition. Profit-based bonus pool payments will not be made if the target’s adjusted EBITDA margin during the six-month period following the closing of the acquisition is less than 8%. Adjusted EBITDA margin is calculated as the target’s adjusted EBITDA over the six-month period following the closing of the acquisition divided by the target’s revenue over the same period. The Chief Executive Officer can recommend increases to the pools or that no amounts are paid out under the plan.

During 2011, there were no awards made under the ABP.

Long-Term Incentive Compensation

Our long-term incentive-compensation plan is not necessarily tied to specific periods of performance. Equity grants were made as a long-term incentive for executives to remain with the Company. The amounts listed in the Summary Compensation Table and the Grants of Plan-Based Awards Table as Stock and Option Awards for 2011 are restricted stock and option grants made during 2011. The grant of options given on March 9, 2012 will be listed in the Summary Compensation Table in our definitive proxy statement for our 2013 stockholders meeting. These grants vest in four equal annual installments beginning on the date of grant.

Name		Number of Restricted Shares	Number of Options	Exercise Price $	Options Expiration Date
Terry Glasgow	(1)	30,000	N/A	N/A	N/A
	(1)	N/A	30,000	14.50	August 8, 2018

Brian Clark	(2)	80,000	N/A	N/A	N/A
	(2)	N/A	75,000	22.23	May 9, 2018
	(1)	N/A	90,000	7.28	March 9, 2019

Marco de Vito	(2)	N/A	35,000	22.23	May 9, 2018
	(3)	10,000	N/A	N/A	N/A
	(3)	N/A	25,000	14.50	August 8, 2018
	(1)	N/A	72,000	7.28	March 9, 2019

Michele R. Cappello	(1)	5,000	N/A	N/A	N/A
	(1)	N/A	10,000	14.50	August 8, 2018
	(1)	N/A	35,000	7.28	March 9, 2019

(1)	This grant was issued as a long-term incentive for the executive to remain with the Company.
(2)	This grant was in consideration of an offer of employment.
(3)	This grant was in consideration of Mr. de Vito’s promotion to Chief Operating Officer

Benefits and Other Perquisites

Our executive officers are eligible to participate in the employee benefit and welfare plans that the Company maintains on similar terms as employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under such plans. In addition, the Company leases an automobile for the use of our Chief Executive Officer.

We do not consider perquisites to be a principal component of our executive officers’ compensation. We believe that our executive officer benefit and perquisite programs provided are reasonable and competitive with benefits and perquisites provided to executive officers of our peer group companies, and are necessary to sustain a fully competitive executive compensation program.

Summary Compensation Table

The following table summarizes the compensation paid to or earned by our named executive officers serving as such during 2011, 2010, and 2009.

Name	Salary ($)	Bonus ($)	Stock Awards ($) *	Option Awards ($) *	Non-Equity Incentive Plan Compensation ($) **	Other Compensation ($)	Total Compensation ($)	Notes
Charles K. Narang
2011	547,063	—	—	—	40,000	26,103	613,166	(1)
2010	521,884	—	—	—	426,573	24,982	973,439
2009	497,493	153,609	—	—	586,391	25,275	1,262,768

Terry W. Glasgow
2011	437,655	—	435,000	182,700	—	7,221	1,062,576	(2)
2010	417,513	110,254	—	445,440	204,757	6,038	1,184,002
2009	397,921	80,032	—	301,000	281,468	5,902	1,066,323

Brian J. Clark								(3)
2011	248,446	140,461	1,778,400	685,500	9,539	188	2,862,534

Marco F. de Vito								(4)
2011	179,077	94,431	145,000	472,150	5,569	5,509	901,736

Michele R. Cappello
2011	268,509	67,572	72,500	60,900	7,428	7,909	484.818	(5)
2010	255,723	12,863	—	226,157	83,608	7,347	585,698
2009	243,587	28,660	—	120,400	116,340	7,329	516,316

*	The amounts represent the value of the awards granted during the year in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718, Compensation—Stock Compensation. For a discussion of the valuation of these awards, please refer to Note 15 in the notes to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011.
**	The amounts represent the cash bonuses awarded to the named executive officers, which are discussed under “Compensation Discussion and Analysis—Our Compensation Decisions for 2011 and Base Salary Compensation for 2012 — Short-Term Incentive Compensation.”
(1)	Mr. Narang:

For 2011:

The amount for Other Compensation represents payments on an automobile lease ($16,075), 401(k) matching ($6,218), and excess group life insurance payments ($3,810).

For 2010:

The amount for Other Compensation represents payments on an automobile lease ($16,075), 401(k) matching ($6,469), and excess group life insurance payments ($2,438).

For 2009:

The amount listed in the bonus column reflects $153,609 relating to the personal performance portion of the ICP. The amount for Other Compensation represents payments on an automobile lease ($16,075), 401(k) matching ($6,762), and excess group life insurance payments ($2,438).

(2)	Mr. Glasgow:

Mr. Glasgow retired December 31, 2011.

For 2011:

The amount for Other Compensation represents payments of 401(k) matching and excess group life insurance payments.

For 2010:

The amount listed in the bonus column reflects $31,501 relating to the personal performance portion of the ICP. Mr. Glasgow was awarded $78,753 for developing a succession plan which is listed in the bonus column. The amount for Other Compensation represents payments of 401(k) matching and excess group life insurance payments.

For 2009:

The amount listed in the bonus column reflects $73,532 relating to the personal performance portion of the ICP. The amounts relating to the ABP was $6,500. The amount for Other Compensation represents payments of 401(k) matching and excess group life insurance payments.

(3)	Mr. Clark

Mr. Clark joined us April 15, 2011. Effective January 1, 2012, Mr. Clark became our President.

For 2011:

The amount for Other Compensation represents excess group life insurance payments.

(4)	Mr. de Vito:

Mr. de Vito joined us May 9, 2011 as our Senior Vice President of Corporate Development. On August 1, 2011, Mr. de Vito was named our Chief Operating Officer.

For 2011:

The amount for Other Compensation represents payments of 401(k) matching and excess group life insurance payments.

(5)	Ms. Cappello:

For 2011:

The amount for Other Compensation represents payments of 401(k) matching and excess group life insurance payments.

For 2010:

The amount listed in the bonus column reflects $12,863 relating to the personal performance portion of the ICP. The amount for Other Compensation represents payments of 401(k) matching and excess group life insurance payments.

For 2009:

The amount listed in the bonus column reflects $23,660 relating to the personal performance portion of the ICP. The amounts relating to the ABP was $5,000 is listed in the bonus column. The amount for Other Compensation represents payments of 401(k) matching and excess group life insurance payments.

Grants of Plan-Based Awards

This following table includes awards under our ICP for and options granted during 2011. Payments under the ICP were paid to the participant during March 2012 and are reflected in the “Non-Equity Incentive Plan Compensation” column of our Summary Compensation Table above.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				All Other Option		Grant
Name	Grant Date	Threshold $	Target $	Maximum $	All Other Stock Awards: Number of Shares	Awards; Number of Securities Underlying Options	Exercise Price $	Date Fair Value of Stock and Option Awards $
Charles K. Narang	(1)	68,777	687,767	894,097	—	—	—

Terry W. Glasgow	(2)	—	—	—	30,000	—	—	435,000
	(2)				—	30,000	14.50	182,700

Brian J. Clark	(1)(3)(4)	19,656	196,562	255,531	80,000	—	—	1,778,400
	(4)				—	75,000	22.23	685,500

Marco F. de Vito	(1)(4)(5)	8,719	104,625	130,781	—	35,000	22.23	319,900
	(2)				10,000	—	—	145,000
	(2)				—	25,000	14.50	152,250

Michele R. Cappello	(1)(2)	13,506	135,059	175,577	5,000	—	—	145,000
	(2)				—	10,000	14.50	60,900

(1)	Non-equity incentive and bonus awards were paid during March 2012.
(2)	These stock and options awards were granted on August 8, 2011 and vest in four equal annual installments beginning on the grant date.
(3)	Mr. Clark joined us April 15, 2011 as our Chief Financial Officer.
(4)	These stock and options awards were granted on May 9, 2011 and vest in four equal annual installments beginning on the grant date.
(5)	Mr. de Vito joined us May 9, 2011 as our Senior Vice President of Corporate Development. On August 3, Mr. de Vito was named our Chief Operating Officer.

Outstanding Equity Awards as of December 31, 2011

The following table sets forth certain information with respect to option awards outstanding as of December 31, 2011 for each of the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options— Exercisable	Number of Securities Underlying Unexercised Options— Unexercisable		Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Charles K. Narang	—	—		$—	—	—		$—
Terry W. Glasgow	—	—		—	—	30,000	(a)	349,500
	39,473	—		10.00	4/21/2014	—		—
	26,315	—		10.00	9/13/2014	—		—
	50,000	—		15.37	2/26/2014	—		—
	18,750	6,250	(b)	18.55	3/13/2015	—		—
	12,500	12,500	(c)	26.97	2/23/2016	—		—
	8,553	25,659	(d)	29.04	3/1/2017	—		—
	—	30,000	(e)	14.50	8/8/2018	—		—
Brian J. Clark	—	—		—	—	80,000	(f)	932,000
	—	75,000	(g)	22.23	5/9/2018	—		—
Marco F. de Vito	—	—		—	—	10,000	(a)	116,500
	—	35,000	(g)	22.23	5/9/2018	—		—
	—	25,000	(e)	14.50	8/8/2018	—		—
Michele R. Cappello	—	—		—	—	5,000	(a)	58,250
	37,473	—		6.65	2/2/2013	—		—
	13,157	—		10.00	11/09/2014	—		—
	10,000	—		15.37	2/26/2014	—		—
	7,500	2,500	(b)	18.55	3/13/2015	—		—
	5,000	5,000	(c)	26.97	2/23/2016	—		—
	4,343	13,027	(d)	29.04	3/1/2017	—		—
	—	10,000	(e)	14.50	8/8/2018	—		—

(a)	These shares were granted August 8, 2011 and vest equally over four years on the anniversary of the grant date.
(b)	These options were granted on March 14, 2008 and vest equally over four years on the anniversary of the grant date.
(c)	These options were granted on February 23, 2009 and vest equally over four years on the anniversary of the grant date.
(d)	These options were granted on March 1, 2010 and vest equally over four years on the anniversary of the grant date.
(e)	These options were granted on August 8, 2011 and vest equally over four years on the anniversary of the grant date.
(f)	These shares were granted May 9, 2011 and vest equally over four years on the anniversary of the grant date.
(g)	These options were granted on May 9, 2011 and vest equally over four years on the anniversary of the grant date.

Option Exercises and Stock Vested

No restricted stock vested and there were no options exercised by Named Executive Officers in 2011.

Executive Employment Agreements and Potential Payments upon Change in Control and Termination

Mr. Clark, Mr. de Vito, Ms. Cappello, and Mr. Narel have agreements which provide for payments upon a change in control and termination. The term is automatically renewed for successive one year periods unless, not later than September 30 of each year, NCI or the Executive party to such agreement has given notice to the other that the agreement shall not be extended; provided, however, that if a “Change in Control” or “Potential Change in Control” (each as defined in the agreement) has occurred during the term of the agreement, the agreement shall continue in effect until the later of 36 months beyond the month in which the latest Change in Control occurred or the next December 31 that is at least 18 months after the latest occurrence of a Potential Change in Control unless earlier terminated as described below.

Upon a Change in Control, any outstanding unvested equity awards shall automatically vest and all restrictions on such awards shall automatically lapse. All other severance and benefits have been structured as “double trigger” events. The severance benefits are paid only if, during the term and either within 36 months after a Change in Control or within a “Potential Change in Control Period” (as defined in the agreement), (i) the Executive’s employment is terminated by the Company or any successor to the Company for any reason other than “Cause” (as defined in the agreement), or (ii) the Executive terminates his or her employment due to “Good Reason” (as defined in the agreement) (a “Qualifying Termination”).

Upon a Qualifying Termination, the Company will pay Executive the following:

(i)	any accrued and unpaid salary, bonus, expense reimbursements, and vacation pay; and

(ii)	a cash amount equal to the sum of the following amounts: (a) two times the higher of the Executive’s annual base salary and Target Bonus in effect immediately prior to the occurrence of the event or circumstance upon which the termination is based or the Executive’s annual base salary in effect immediately prior to the Change in Control; and (b) a pro-rated amount of the aggregate amount of the Executive’s annual bonus opportunity at the target level for the year in which the termination is made under the annual incentive plan applicable to the Executive as in effect immediately prior to the occurrence of the event or circumstances giving rise to the termination, determined by multiplying the Executive’s target level bonus amount by a fraction, the numerator of which is the number of days in the annual performance measurement period through the date of termination and the denominator of which is 365.

In addition, upon a Qualifying Termination, the Executive will also receive continuation under the terms provided to similarly situated active employees, at no cost to the Executive, of life, medical and dental insurance coverage in which the Executive (or his or her dependents) was participating as of the date of termination (subject to such modifications as shall be established for all employees of the Company) until the earliest of: (a) the 18-month anniversary of the Executive’s date of termination; (b) the date Executive first breaches the release agreement or any restrictive covenant in the agreement or in any employment or other agreement with the Company which survives termination of the Executive’s employment; or (c) the date the Executive becomes eligible for comparable benefits under a similar welfare benefit plan of a successor employer.

Each agreement also provides that the Company will gross-up any severance payments to the extent the payments would be subject to an excise tax imposed under Section 4999 of the Internal Revenue Code or any similar federal, state or local tax that may be imposed.

To receive the various benefits described above, the Executive must sign and not revoke a one-year non-competition agreement and a general release of claims.

The values in the tables below are estimates as of December 31, 2011.

Name	Cash Severance (1)	Value of Continuation of Benefits (2)	Value of Unvested Equity Awards (3)	Value of Tax Gross-up Payments	Total
Brian J. Clark	1,800,000	30,000	462,668	1,081,599	3,374,267
Marco F. de Vito	1,225,000	30,000	65,416	603,884	1,924,300
Lucas J. Narel	980,000	25,000	188,640	631,555	1,825,195
Michele R. Cappello	840,000	35,000	32,656	—	907,656

(1)	These amounts are based upon each named executive’s base salary as of January 1, 2012 and target bonus for 2012.
(2)	These amounts include the estimated value of continuation of health benefits, short and long term disability benefits, and life insurance benefits for 18 months.
(3)	All equity awards vest upon a Change in Control. This value is based upon the accelerated vesting of the restricted stock. There is no value of the unvested stock options based on the difference between the closing price per share of the Company’s Class A Common Stock as of January 1, 2012 ($12.07) and the applicable exercise price of unvested stock options which vest upon a Change in Control.

DIRECTOR COMPENSATION

The Compensation Committee periodically evaluates the types, mix, and total compensation of the Company’s outside directors. The Committee considers the amount of time devoted to Company activities as well as peer and similarly sized and situated companies’ director compensation. The Committee has solicited and received feedback from the CEO, the Chairman of the Nominating/Governance Committee, and others in making their determinations.

Cash Compensation

For 2011, we paid each non-employee director fees according to the following schedule. The annual director and committee chair fees are paid quarterly.

Fees
Annual Fee*	$42,000
Audit Committee Chair	10,000
Compensation Committee Chair	4,000
Nominating/Governance Committee Chair	2,500
Board of Directors Meetings	1,500
Committee Meetings	1,500

*	The Board of Directors annual fee includes four meetings. Additional Board meetings are compensated at the committee meeting rate of $1,500 per meeting.

Stock Compensation

During June 2011, the Compensation Committee authorized a grant of 4,000 shares of non-qualified options to purchase Class A common stock to each non-employee director. Mr. Nolan was granted 10,000 shares of non-qualified options to purchase Class A common stock during February 2011. The options vest equally over three years on the anniversary of the grant date.

Other Compensation

No member of the Board was paid any compensation for his service as a director other than the standard compensation arrangements for directors described above. However, non-employee directors are reimbursed out-of-pocket expenses related to attendance at Board of Director functions.

Directors Compensation Table

The table below lists payments made to our non-employee directors for calendar year 2011.

Name	Fees Earned ($)	Option Awards * ($)	Total Compensation ($)
James P. Allen	$67,000	$35,000	$102,000
John E. Lawler	62,500	35,000	97,500
Paul V. Lombardi	61,000	35,000	96,000
J. Patrick McMahon	54,000	35,000	89,000
Philip O. Nolan	45,000	122,800	167,800
Stephen L. Waechter	52,000	35,000	87,000
Daniel R. Young	54,000	35,000	89,000

*	The amounts represent the value of the awards granted during the year ended December 31, 2011 in accordance with FASB ASC 718. For a discussion of the valuation of these awards, please refer to Note 15 in the notes to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011.

As of December 31, 2011, each of our directors held options to purchase the following number of shares of our Class A common stock:

Name	Aggregate Shares Subject To Outstanding Options
Charles K. Narang	—
Brian J. Clark	75,000
Terry W. Glasgow	230,000
James P. Allen	34,526
John E. Lawler	34,526
Paul V. Lombardi	34,526
J. Patrick McMahon	34,526
Philip O. Nolan	14,000
Stephen L. Waechter	28,000
Daniel R. Young	34,526

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Dated as of April 30, 2012

THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

Paul V. Lombardi, Jr., Chairman

James P. Allen

Philip O. Nolan

Daniel R. Young

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

(PROPOSAL 2)

Independent Registered Public Accounting Firm For 2012

The Audit Committee has selected the firm of Ernst & Young LLP as the NCI, Inc. independent registered public accounting firm for 2012. Ernst & Young LLP has served as the NCI, Inc. independent registered public accounting firm since the 2000 year-end audit. Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by law, by the Company’s bylaws, or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP. In such event, the Audit Committee may retain Ernst & Young LLP, notwithstanding the fact that the stockholders did not ratify the selection, or select another nationally recognized independent registered public accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for audit services rendered by Ernst & Young LLP for the audit of the Company’s annual consolidated financial statements for 2011 and 2010 and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2011	2010
Audit Fees (1)	$829,000	$747,000
Audit-Related Fees (2)	—	5,000
Tax Fees	—	—
All Other Fees (3)	—	133,000

(1)	Audit fees principally include those for services related to the annual audit of the consolidated financial statements, the audit of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, and services that are normally provided in connection with regulatory filings or engagements.
(2)	Audit-related fees include those services related to consultation on accounting matters and due diligence in connection with acquisitions and divestitures.
(3)	Other fees include those services related to a pre-implementation review of our Enterprise Resource Planning system and its impact on related internal control environment.

Audit, Audit-Related, Tax, and Other services provided by our independent registered public accounting firm, Ernst & Young LLP, are subject to a policy of the Company regarding the Pre-Approval of Audit, Audit-Related, Tax, and Other Services. The Audit Committee monitors audit services engagements; reviews such engagements at least quarterly; and approves any changes in the terms, conditions, fees, or scope of such engagements. The Audit Committee has pre-approved certain services, including the following:

•	Services associated with periodic reports and other documents filed with the SEC;

•

Consultations and assistance related to accounting, financial reporting or disclosure matters, and the actual or potential impact of final or proposed rules, standards of interpretation by the SEC, FASB, or other regulatory or standard-setting bodies; and

•	Audit-related services.

The following services require specific pre-approval of the Audit Committee: annual audit services engagement, terms and fees, including required quarterly reviews, and report on internal controls over financial reporting.

In accordance with SEC rules and regulations, the following services will not be provided by the independent registered public accounting firm:

•	Bookkeeping or other services related to the accounting records or financial statements of the Company;

•	Financial information systems design and implementation;

•	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

•	Actuarial services;

•	Internal audit outsourcing;

•	Management functions;

•	Human resources;

•	Broker-dealer, investment adviser, or investment banking services;

•	Legal services; and

•	Expert services unrelated to the audit.

All fees paid for 2011 were pre-approved by the Audit Committee.

Each year, the independent registered public accounting firm’s retention to audit the Company’s financial statements, including the associated fee, is approved by the Audit Committee, and the appointment of the independent registered public accounting firm is presented to the stockholders for ratification. The Audit Committee of the Board of Directors believes that the provision of services by Ernst & Young LLP is compatible with maintaining such auditor’s independence.

During the course of the year and in accordance with this policy, the Audit Committee will evaluate known potential engagements of the independent registered public accounting firm, including the scope of work proposed to be performed and the proposed fees, and approve or reject each service, taking into account whether the services are permissible under applicable law, and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Transactions

During 2011, we purchased services from Net Commerce Corporation, a government contractor, which is wholly owned by Mr. Rajiv Narang, the son of Mr. Charles K. Narang, our founder, Chairman, and Chief Executive Officer. During 2011, approximately $765,000 was paid to Net Commerce under this agreement. As of December 31, 2011, there was approximately $72,000 due under this contract.

The Company rents office space from Gur Parsaad Properties, Ltd., which is controlled by Dr. Gurvinder Pal Singh. Dr. Singh was a member of the NCI Board of Directors until June 9, 2010. The lease is for approximately 41,000 square feet at approximately $15.00 per square foot with annual escalation and shared common area operating expenses. The lease expires on June 30, 2015. For the year ended December 31, 2011, NCI paid approximately $1.0 million in lease payments under the office lease. As of December 31, 2011, there were no outstanding accounts payable.

Employee Relationships

NCI employs Mr. Christopher C. Glasgow, son of Mr. Terry W. Glasgow, a director, as a Senior Program Manager. Mr. Christopher C. Glasgow earned approximately $165,000 in salary and bonus for 2011.

In addition, certain of our other executive officers have relatives who work for us. In all these cases, the amount of annual compensation paid to each such family member for 2011 was less than $120,000.

Related Transaction Approval Policy

The Audit Committee is charged with monitoring and reviewing related party transactions. The Audit Committee has adopted a written policy and procedures for reviewing the material facts of any transactions with related parties and either approving or disapproving the entry into such transactions. In determining whether to approve or ratify a transaction with a related party, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

DEADLINE FOR STOCKHOLDER PROPOSALS

Pursuant to Rules 14a-8(e) promulgated under the Exchange Act, in order to be included in our 2013 proxy materials, proposals of stockholders intended to be presented at the 2013 Annual Meeting of Stockholders must be received by the Secretary of the Company at our principal executive office at 11730 Plaza American Drive, Suite 700, Reston, Virginia 20190, not later than December 31, 2012. If the stockholder proposal is not intended to be included in our 2013 proxy materials but is still intended to be brought before the 2013 Annual Meeting of Stockholders, under our Bylaws a stockholder must comply with certain procedures. These procedures provide that stockholders desiring to make nominations for Directors and/or to bring a proper subject before a meeting must do so by notice timely delivered to the Secretary of the Company not less than 45 days or more than 75 days before the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s Annual Meeting of Stockholders. In the case of proposals for the 2013 Annual Meeting of Stockholders, the Secretary of the Company must receive notice at our principal executive office in Reston, Virginia not earlier than February 14, 2013, and not later than March 16, 2013 (other than proposals intended to be included in the proxy statement and form of proxy, which, as noted above, the Company must receive by December 31, 2012). If the 2013 Annual Meeting of Stockholders is not held within 30 days of the anniversary of the 2012 Annual Meeting of Stockholders, the Secretary of the Company must receive notice of any proposal at our principal executive office in Reston, Virginia no later than the later of the 90th day before the 2013 Annual Meeting of Stockholders or the 10th day following the day on which the public announcement of the 2013 Annual Meeting of Stockholders was made.

Generally, any such stockholder proposal must comply with all the requirements of Rule 14a-8. In addition, any such proposal must set forth (i) as to each nominee for Director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as Directors under the proxy rules of the SEC; (ii) as to any other business, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of the stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and address of the stockholder (as they appear in the Company’s books) and beneficial owner, (b) the class and number of shares of the Company that are owned beneficially and of record by the stockholder and the beneficial owner, and (c) whether either the stockholder or the beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Company’s voting stock required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Company’s voting stock to elect the nominee or nominees.

Management proxies will be authorized to exercise discretionary authority with respect to any stockholder proposal not included in our proxy materials unless (a) assuming the meeting is held within 30 days of the anniversary of the 2012 Annual Meeting of Stockholders, we receive notice of such proposal by the later of the 45th day before such Annual Meeting and (b) the conditions set forth in Rule 14a-4(c)(2)(i)-(iii) under the Exchange Act are met.

ADDITIONAL INFORMATION

Management knows of no matters that are to be presented for action at the Annual Meeting other than those set forth above. If any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors, officers, and certain persons who own more than 10% of our common stock to file with the Securities and Exchange Commission reports concerning their beneficial ownership of our equity securities. These persons are required to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms received by us from our Directors, officers, and greater than 10% beneficial owners, all these reports were filed on a timely basis with the exceptions listed below. On August 22, 2011, Mr. McMahon filed a Form 4 to report a stock purchase that occurred on August 8, 2011. On February 8, 2012, Mr. Dinesh Bhugra, an indirect beneficial holder of more than 10% of the outstanding shares of our common stock, filed a Form 4 to report a transaction which occurred in November 2011.

By Order of the Board,

Charles K. Narang
Chairman and Chief Executive Officer

Reston, Virginia

April 30, 2012

NCI, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS — JUNE 6, 2012

(This Proxy is solicited by the Board of Directors of the Company)

The undersigned stockholder of NCI, Inc. hereby appoints Messrs. Charles K. Narang and Brian J. Clark, or either of them, his/her true and lawful agents and proxies, each with full power of substitution, to represent and to vote as specified in this proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if present in person at the Annual Meeting of Stockholders of NCI, Inc. to be held at the Hyatt Regency, 1800 Presidents Street, Reston, Virginia 20190, on Wednesday, June 6, 2012 at 10:00 a.m. local time.

WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED “FOR ALL NOMINEES” WITH RESPECT TO THE ELECTION OF DIRECTORS IN PROPOSAL 1, “AND “FOR” THE RATIFICATION OF ERNST & YOUNG LLP IN PROPOSAL 2, AND THIS PROXY AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN THEIR DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

These proxy materials and our annual report are available at http://materials.proxyvote.com/62886K.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

NCI, INC.

The Board of Directors recommends a vote

“FOR ALL NOMINEES” for directors in proposal 1, and

“FOR” proposal 2.

Please sign, date, and return promptly in the enclosed envelope.

Please mark your vote in blue or black ink as shown here    ■

1)	PROPOSAL 1—ELECTION OF DIRECTORS

❒	FOR all nominees
❒	WITHHOLD AUTHORITY for all nominees.
❒	FOR ALL EXCEPT (See instructions below).

NOMINEES:

❒ Charles K. Narang	❒ Paul V. Lombardi
❒ Brian J. Clark	❒ J. Patrick McMahon
❒ James P. Allen	❒ Philip O. Nolan
❒ John E. Lawler	❒ Daniel R. Young

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the square next to each nominee you wish to withhold as shown here ■

2)	PROPOSAL 2—RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012.

☐ FOR                         ☐ AGAINST                         ☐ ABSTAIN

3)	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, in which Proposals 1 and 2 are fully explained.

PLEASE MARK, SIGN, DATE, AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE.

Signature:	Signature (if held jointly):	Date:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.